EXHIBIT 99.1

Contacts:
Investors:	Media:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Jane Simmons (212) 687-8080

URS COMPLETES SALE OF GERMAN MINING AND POWER BUSINESS

SAN FRANCISCO, CA – June 10, 2009 – URS Corporation (NYSE:URS) today announced that, together with NRG Energy, Inc., the Company has completed its previously announced sale of German mining and power business, MIBRAG, to a joint venture comprised of CEZ, a.s. and J&T Finance Group, a.s.  CEZ is the largest electricity producer in the Czech Republic and holds a leading position in the Central European electricity market.  J&T, which also is based in the Czech Republic, is a leading European private investment firm active in the energy sector.  URS and NRG were each 50% owners of MIBRAG.

URS received approximately $260 million for its ownership interest in MIBRAG.  The parties received merger control clearance from the European Commission on May 29, 2009.

URS acquired its ownership position in MIBRAG with its acquisition of Washington Group International, Inc. in November 2007.  URS sold MIBRAG because its operations were outside of URS’ strategic focus on professional engineering, construction and technical services.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, the Company operates through three divisions:  the URS Division, the EG&G Division and the Washington Division.  URS Corporation has more than 50,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

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